UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 7, 2012 (December 6, 2012)

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On December 6, 2012, Aetna Inc. (the “Company”, and together with its subsidiaries and affiliates, “Aetna”) entered into a settlement agreement to settle purported class action litigation regarding its practices related to the payment of claims for services rendered to Aetna members by health care providers with whom Aetna does not have a contract. The agreement resolves class action litigation filed on behalf of health plan members and health care providers. The first class action case was commenced on July 30, 2007, and the litigation is pending in the United States District Court for the District of New Jersey (the “New Jersey Federal Court”) under the caption In re: Aetna UCR Litigation, MDL No. 2020.

Under the terms of the proposed nationwide settlement, Aetna will be released from claims relating to its out-of-network reimbursement practices from the beginning of the applicable settlement class period through the date the New Jersey Federal Court preliminarily approves the settlement. The settlement class period for health plan members begins on March 1, 2001, and the settlement class period for health care providers begins on June 3, 2003. The agreement contains no admission of wrongdoing.

Under the settlement agreement, the Company will pay $60 million, the substantial majority of which will be payable upon final court approval of the settlement, and pay up to an additional $60 million at the end of a claim submission and validation period that commences upon final court approval of the settlement. These payments will fund claims submitted by health plan members who are members of the plaintiff class and health care providers who are members of the plaintiff class. These payments also will fund the legal fees of plaintiffs' counsel and the costs of administering the settlement, in each case in amounts to be determined by the New Jersey Federal Court.

The proposed settlement is subject to preliminary and final court approval. Final court approval of the settlement is expected in mid-2013 but could be delayed by appeals or other proceedings. In addition, the Company has the right to terminate the settlement agreement if more than certain percentages of class members elect to opt-out of the settlement.

In connection with the proposed settlement, the Company expects to record an after-tax charge to net income of approximately $78 million in the fourth quarter of 2012. This charge will be recorded as an "other item" and will not affect the Company's operating earnings. The Company will pay for the settlement with available resources and expects the settlement payments to occur over the next twelve to twenty-four months.

CAUTIONARY STATEMENT -- Certain information in this Current Report on Form 8-K is forward-looking, including our projections as to the timing of final court approval of the settlement, the amount and timing of the charge relating to the proposed settlement and the timing of payments under the proposed settlement. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: obtaining court approval of the proposed settlement, the number of plaintiffs who opt-out of the proposed settlement and whether the proposed settlement is appealed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: December 7, 2012	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer